CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A, No. 2-85229) of our report dated December 8, 2006, on the financial statements and financial highlights of Lehman Brothers Strategic Income Fund (formerly, Neuberger Berman Strategic Income Fund) (one of the series of Lehman Brothers Income Funds, formerly, Neuberger Berman Income Funds) included in the October 31, 2006 Annual Report to Shareholders of Neuberger Berman Income Funds.


                                          /s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 14, 2007